Exhibit 10.1

ADDENDUM to Technology Development Agreement and License Agreement

Parties:

Technology Foundation STW, having its office at Utrecht, Van Vollenhovenlaan 661 (3527 JP) The Netherlands, hereinafter referred to as “STW”, legally represented by Dr. J.W. Maas, acting in its own name and;

Twente University, having its office in the Netherlands at Enschede, at the Drienerlolaan 5, (NL-7522 NB) Enschede, hereinafter referred to as “INSTITUTION”, legally represented by P. Fij, director of the Faculty Science and Technology;

and

IMMUNICON CORPORATION, a Delaware corporation having offices at 3401 Masons Mill Road, Huntingdon Valley, Pennsylvania 19006 (215)938 0437 fax, hereinafter referred to as “IMMUNICON”; and

IMMUNIVEST CORPORATION, a Delaware corporation having offices at Suite 1300, 1105 North market Street, P.O. Box 8985, Wilmington, Delaware 19899-8985, hereinafter referred to as “IMMUNIVEST”

WHEREAS:

•                                          INSTITUTION, more specifically the Faculty of Applied Physics, is carrying out a research program subsidized by STW under supervision of prof. dr.ir. J. Greve, with the title “Aids in Africa: affordable HIV staging”, further described in research proposal with STW number: TGT.6146, known between parties, hereinafter referred to as “the Research Project”;

•                                          the aim of the Research Project is to develop a product for the detection and/or monitoring of Acquired Immune Deficiency Syndrome or other conditions for use solely in the countries of the African continent, within the definition of what is hereinafter defined as the “Product”;

•                                          the Research Project takes place with financial support from STW and according to the conditions for this support STW and INSTITUTION are together the owners of all results, including intellectual property rights, generated within the Research Project;

•                                          The Research Project is focussing on the development of a simple diagnostic tool at low cost application for testing HIV and AIDS pro-/regression and with the goal of a further optimized form of the IMMUNICON instrument “Easy Count 3.0”;

•                                          IMMUNICON owns all proprietary rights in and to the Easy Count 3.0 instrument and with respect thereto has contributed to the research prior to the start of the Research Project;

•                                          INSTITUTION and both IMMUNICON and IMMUNIVEST have concluded a technology development agreement and a license agreement on April the 25 th 1997, of which copies are attached to this agreement as Annex 1, and will be referred to hereinafter as the “Complete License Agreement”;

•                                          the Complete License Agreement is covering the so called Cytodisk Technology as developed by the Institution and the granting of a license to processes, products and technology to IMMUNIVEST;

•                                          IMMUNIVEST has applied for several patent applications resulting from the Cytodisk Technology that can be useful in the application of the results of the Research Project. All the intellectual property rights to the expected results generated in the Research Project are the subject matter of the Complete License Agreement and shall be used in the further development of the Easy Count 3.0;

•                                          IMMUNIVEST is interested in the results of the Research Project in order to commercially apply them, through its affiliated entity IMMUNICON, in a Product and other products and wishes to obtain the right to the exclusive use of such results;

•                                          IMMUNIVEST, through its affiliate IMMUNICON,  is interested in cooperation with STW and INSTITUTION regarding the Research Project and is willing to contribute to the Research Project;

•                                          Parties have decided to conclude an addendum to the Complete License Agreement to set forth the rights the rights and obligations/conditions for the transfer of intellectual property rights as described above related to the results generated in the Research Project;

•                                          STW and INSTITUTION are willing to assign such intellectual property rights to IMMUNIVEST in order to enable the INSTITUTION to comply with the Complete License Agreement regarding the results generated in the Research Project;

•                                          IMMUNIVEST is willing to contribute to the Research Project and to pay a royalty for the use of the results generated in the Research Project.

AGREE AS FOLLOWS:

Definitions

Research Project: the research program subsidized by STW under supervision of prof. dr.ir. J. Greve, with the title “Aids in Africa: affordable HIV staging”, further described in research proposal with STW number: TGT.6146

The Complete License Agreement:     The Technology Development Agreement between IMMUNICON and INSTITUTION and the License Agreement between IMMUNIVEST and INSTITUTION, both concluded with the INSTITUTION on April the 25 Th 1997,

Product:                                               The optimized form of the IMMUNICON instrument Easy Count 3.0 which uses the results of the Research project. The Easy Count 3.0 or any version of that instrument which does not include any improvements based on the results of the Research project shall not be considered a “Product” as defined herein.

Field:                                                                 all methods, apparatus, products and services for analyzing magnetically selected and aligned particles similar to cells, cell fragments, viruses, bacteria, and synthetic materials and capture agents.

Net Sales Price:     shall have the same meaning as in the Complete License Agreement.

Article 1 – Relation to the Complete License Agreement

(1)                                  STW and INSTITUTION hereby assign all their rights to the results of the Research Project, including possible patent (applications) and all other intellectual property rights related thereto (hereinafter “Intellectual Property”), within the Field to IMMUNIVEST, subject to the provisions of this Addendum to the Complete License Agreement. STW agrees to execute, at no cost to IMMUNIVEST, any assignments or other documents necessary to vest title in the Intellectual Property in IMMUNIVEST.

(2)                                  Concerning the Research Project and this Addendum STW represents the INSTITUTION at law or otherwise on the matter of intellectual property rights to the results of the Research Project, subject to any terms of the Complete License Agreement requiring assignment of inventions and provided that the Complete License Agreement is still in force and is actually enforced fully by the INSTITUTION or any patent (applications) resulting from the Research Results are still valid.

(3)                                  IMMUNIVEST hereby grants STW and INSTITUTION a non-exclusive license, without the right to grant sublicenses, to practice the Research Results, including possible patent (applications) solely for educational and research purposes and for no commercial purpose.

(4)                                  IMMUNIVEST will be entitled to participate in the User Committee for this Research, which will be established by STW. This User Committee will meet at least once a year. IMMUNIVEST has the power of veto to the admittance of other participants to the User Committee.

(5)                                  STW and INSTITUTION shall inform IMMUNIVEST regularly of the progress of the research, including the research results, and shall disclose in detail to IMMUNICON any inventions related thereto at least ninety (90) days prior to any public disclosure thereof, on terms to be agreed upon in good faith between Parties.

(6)                                  All of the rights and obligations established under this Agreement shall vest in any party succeeding to the interest in this Agreement

Article 2 - Contribution to the Research Project and payment of royalty

(1)                                  In consideration for the Agreement of IMMUNICON and IMMUNIVEST to the terms and conditions of this Agreement, STW shall finance the Research Project with an amount of 897.000, — euro and the INSTITUTION provides the Research Project with the necessary infrastructure, guidance and overhead.

(2)                                  In consideration for the financial support of STW and the support of the INSTITUTION to the Research Project, IMMUNICON and IMMUNIVEST have supported and will support the Research Project with personnel and materials amounting up to 390,000 euro.

(3)                                  In consideration for the right to use the results generated in the Research Project, granted to IMMUNIVEST by way of article 1 in combination with the Complete License Agreement, IMMUNIVEST shall owe and pay to STW a royalty of 2.5% (two and a half percent) of the Net Sales Price of Products sold within the Field. The obligation to pay the royalty has effect as of the year in which the first Product based on the results of the Research Project is sold.

(4)                                  In case IMMUNICON or IMMUNIVEST can demonstrate that the Product is sold at production cost price in resource poor-countries, or to the World Health Organisation (WHO) or to any Non-Governmental Agency for example for the purpose of affordable HIV staging or other purpose, the royalty will not be applicable.

(5)                                  IMMUNIVEST shall send to STW in the month March of each year a report stating the amount of Products within the Field actually sold in the foregoing year and the Net Sales Price for these products. The reports on the amount of Products sold shall include information about the production cost price and price on these Products. STW shall send to IMMUNIVEST an invoice for the amounts due under sub-paragraph 2 hereinabove in the month April of each calendar year. IMMUNIVEST shall pay this invoice within 30 days after the invoice date.

(6)                                  STW is entitled to have the above mentioned royalty statement verified by an independent accountant at STW’s expense, no more often than once per year during the term of this Agreement. In case the conclusions of the latter deviate by more than 5% from the statement of IMMUNIVEST to the disadvantage of STW, the costs of such verification shall be born by IMMUNIVEST. STW as the accountant shall keep the statement strictly confidential

(7)                                  All remunerations mentioned in this article are excluding VAT.

(8)                                  IMMUNIVEST declares that they will assume an obligation to perform to the best of one’s ability to produce any Products based on the results on the Research Project in the Netherlands.

Article 3 - Reports, publications and secrecy

(1)                                  In addition to the Complete License agreement IMMUNIVEST shall inform STW of any and all patent applications, and the consequent patent maintenance of such patent applications, which are filed in the name of IMMUNIVEST and relating to the

(2)                                  results generated in the Research Project, as soon as such information becomes available to IMMUNIVEST.

(3)                                  In addition to its obligations under the Complete License Agreement, each Party hereto shall send to the others a copy of any intended scientific publication by such Party whenever it is ready for submission for publication but in any event at least ninety (90) days before the intended publication date in order to allow time for the submission for patent applications on the subject matter of such publication as may be appropriate prior to such publication date.

Article 4 - Miscellaneous

(1)                                 Liability

STW and INSTITUTION will carry out the Research Project with care and diligence. STW and INSTITUTION however do not guarantee that the expected results will be reached, nor that the results are fit for a purpose, nor that the results of the research do not infringe rights of third parties nor that patent applications will result in granted patents.

(2)                                 Non-transferability

This agreement, including all rights and obligations, shall not be transferable by either Party without the written consent of the other Party.

(3)                                 Termination

Both parties are entitled to terminate this agreement in the event that the other Party violates any of the convenants or obligations contained in this Agreement and such default continues unremedied for a period of 30 (thirty) days after written notice thereof to this Party by the first Party.

(4)                                 Applicable law

This Agreement shall be governed by the Laws of the Netherlands.

(5)                                 Disputes

Any dispute relating to the interpretation or application of this Agreement shall, unless amicably settled, be subject to mediation according to the modalities of the Dutch Mediation Institute Foundation. In the event of failure of the latter within 6 months, the dispute shall be settled by arbitration according to the rules of the Dutch Arbitration Institute or with the rules of arbitration of the International Chamber of Commerce. The parties shall accept the arbitral award as final.

(6)                                 Conflict

In the event of contrariety between the contents of the Complete License Agreement and this Addendum, the contents of the latter shall prevail.

Article 5     Term and termination

(1)                                  This Agreement shall come into force when duly signed by both Parties and shall continue in full force and effect until the Complete License Agreement is terminated or expires, or until any possible patent(s) resulting from the Research Project expire or for ten years after the year in which the first Product is sold, whichever is the longest period, subject to paragraph 2 and 3 hereunder.

(2)                                  This agreement ends by operation of law when IMMUNICON or IMMUNIVEST goes into liquidation or is granted a (temporary) suspension of payment.

(3)                                  Article 4 shall survive this agreement. In the event of termination of this Agreement by IMMUNICON or IMMUNIVEST prior to the expiration of this Agreement except for material breach by INSTITUTION or STW under Article 4 (3), or by operation of law, IMMUNICON or IMMUNIVEST shall not be entitled to use or apply any results including Intellectual property rights of the Research Project.

Drawn in threefold and signed:

Technology Foundation STW,	Twente University
Utrecht, this 16th day of June, 2004	Enschede, this15th day of June, 2004.

/s/ J. W. MASS	/s/ W.H. FIJ,
Dr. J.W. Maas, director	W.H. Fij, Director of the Faculty `
Science and Technology

IMMUNICON CORPORATION	IMMUNIVEST CORPORATION
Huntingdon Valley, Pennsylvania	Wilmington, Delaware,
this 11th day of June, 2004	this 11th day of June, 2004

/s/ EDWARD L ERICKSON	/s/ JAMES L WILCOX
Edward L. Erickson, Chairman, President	James L. Wilcox, President
& CEO

ANNEX 1: Complete License Agreement (Twente University and IMMUNIVEST CORPORATION)